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                                                                    Exhibit 10.4


                               SERVICES AGREEMENT

                           dated as of August 23, 1999

                                     between

                                    TOO, INC.

                                       and

                                THE LIMITED, INC.




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                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

ARTICLE 1DEFINITIONS


         SECTION 1.01.  Definitions.........................................1
         SECTION 1.02.  Internal References.................................4

ARTICLE 2PURCHASE AND SALE OF SERVICES


         SECTION 2.01.  Purchase and Sale of Services.......................4
         SECTION 2.02.  Additional Services.................................4

ARTICLE 3SERVICE COSTS; OTHER CHARGES


         SECTION 3.01.  Service Costs Generally.............................5
         SECTION 3.02.  Customary Billing...................................5
         SECTION 3.03.  Pass-Through Billing................................5
         SECTION 3.04.  Certain Benefits Matters............................6
         SECTION 3.05.  Cost-per-Square-Foot Billing........................6
         SECTION 3.06.  Invoicing and Settlement of Costs...................6

ARTICLE 4THE SERVICES


         SECTION 4.01.  General Standard of Service.........................7
         SECTION 4.02.  Delegation..........................................7
         SECTION 4.03.  Limitation of Liability.............................8
         SECTION 4.04.  Indemnification of The Limited by Too, Inc..........9
         SECTION 4.05.  Indemnification of Too, Inc. by The Limited.........9
         SECTION 4.06.  Year 2000 Exculpation and Indemnification..........10
         SECTION 4.07.  Further Indemnification............................10
         SECTION 4.08.  Notice of Certain Matters..........................10

ARTICLE 5TERM AND TERMINATION


         SECTION 5.01.  Term...............................................11
         SECTION 5.02.  Termination........................................11
         SECTION 5.03.  Effect of Termination..............................11

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ARTICLE 6ADDITIONAL AGREEMENTS


         SECTION 6.01.  Confidential Information...........................12
         SECTION 6.02.  Financial Support Arrangements.....................13
         SECTION 6.03.  Insurance Matters..................................14

ARTICLE 7MISCELLANEOUS


         SECTION 7.01.  Prior Agreements...................................15
         SECTION 7.02.  Other Agreements...................................15
         SECTION 7.03.  Future Litigation and Other Proceedings............15
         SECTION 7.04.  No Agency..........................................16
         SECTION 7.05.  Subcontractors.....................................16
         SECTION 7.06.  Force Majeure......................................16
         SECTION 7.07.  Entire Agreement...................................17
         SECTION 7.08.  Information........................................17
         SECTION 7.09.  Notices............................................17
         SECTION 7.10.  Governing Law......................................18
         SECTION 7.11.  Dispute Resolution.................................18
         SECTION 7.12.  WAIVER OF JURY TRIAL...............................18
         SECTION 7.13.  Severability.......................................18
         SECTION 7.14.  Amendment..........................................19
         SECTION 7.15.  Counterparts.......................................19

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                                                                           PAGE
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Schedule I     -    Human Resources and Benefits Services
Schedule II    -    Information Technology Services
Schedule III   -    Distribution Center Services, Transportation,
                    Engineering and Related Services
Schedule IV    -    Store Planning Services
Schedule V     -    Real Estate Services
Schedule VI    -    Tax Services
Schedule VII   -    Treasury Services


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                               SERVICES AGREEMENT


         This Services Agreement (this "AGREEMENT") is entered into as of August 23, 1999 by and between Too, Inc., a Delaware corporation ("TOO, INC.") and The Limited, Inc. a Delaware corporation ("THE LIMITED").

                                    RECITALS

         WHEREAS, The Limited owned 100% of the outstanding common stock of Too, Inc. prior to the consummation of the Spin-Off (as defined below);

         WHEREAS, The Limited will no longer own any of the outstanding common stock of Too, Inc. after the consummation of the Spin-Off; and

         WHEREAS, The Limited has heretofore directly or indirectly provided certain administrative, financial, management and other services to the Too, Inc. Entities (as defined below).

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, The Limited and Too, Inc., for themselves, their successors and assigns, hereby agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.1. Definitions. (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

         "AGREEMENT" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

         "BUILDING LEASE AGREEMENT" means the Building Lease Agreement dated as of July 1, 1995 between Distribution Land Corp. and Too, Inc., as amended by the Amendment to the Building Lease Agreement dated as of the date hereof.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Columbus, Ohio are authorized or required by law to close.


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         "CHANGE OF CONTROL" means (i) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group or Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 35% or more of the Total Voting Power of Too, Inc., (ii) any merger, consolidation or other business combination of Too, Inc. or a Subsidiary of Too, Inc. with any Person after giving effect to which (x) the shareholders of Too, Inc. immediately prior to such transaction do not own at least 65% of the Total Voting Power of the ultimate parent entity of the parties to such transaction or (y) individuals who were directors of Too, Inc. immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity and (iii) the direct or indirect acquisition by any Person or group of Persons of all or substantially all of the assets of Too, Inc.

         "COMMON STOCK" means the Common Stock, par value $.01 per share, of Too, Inc.

         "DISTRIBUTION AGREEMENT" means the Distribution Agreement dated as of the date hereof between The Limited and Too, Inc.

         "DISTRIBUTION DATE" has the meaning assigned thereto in the Distribution Agreement.

         "LIMITED ENTITIES" means The Limited and its Subsidiaries, and "LIMITED ENTITY" shall mean any of the Limited Entities.

         "PERSON" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.

         "SCHEDULES" means Schedules I, II, III, IV, V, VI and VII hereto.

         "SERVICES" means the various services described in the Schedules.

         "SPIN-OFF" has the meaning assigned thereto in the Distribution Agreement.

         "STORE LEASES AGREEMENT" means the Store Leases Agreement dated as of the date hereof among The Limited Stores, Inc., Victoria's Secret Stores, Inc., Lerner New York, Inc., Express, LLC, The Limited and Too, Inc.

         "SUBSIDIARY" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled


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directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.

         "TOO, INC. ENTITIES" means Too, Inc. and its Subsidiaries, and "TOO, INC. ENTITY" shall mean any of the Too, Inc. Entities.

         "TOTAL VOTING POWER" with respect to any Person means the total combined voting power of all securities of such Person entitled to vote generally in the election of directors of such Person.

          (b) Each of the following terms is defined in the Section set forth opposite such term:
--------
         TERM                                                SECTION
         Actions                                                   4.04
         Applicable Insurance                                      6.03
         Benefits Services                                         3.04
         Confidential Information                                  6.01
         Cost-per-Square Foot Billing                              3.05
         Customary Billing                                         3.01
         Employee Welfare Plans                                    4.02
         Financial Support Arrangements                         6.02(a)
         force majeure                                             7.06
         Limited Indemnified Person                                4.03
         Non-Compliance Notice                                     4.08
         Pass-Through Billing                                      3.03
         Payment Date                                              3.06
         Prior Agreements                                          7.01
         Service Costs                                             3.01
         The Limited                                           Preamble
         The Limited Plans                                         3.04
         Too, Inc.                                             Preamble
         Too, Inc. Indemnified Person                              4.05
         Year 2000 Ready                                           4.06


         SECTION 1.2. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.


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                                    ARTICLE 2

                          PURCHASE AND SALE OF SERVICES

         SECTION 2.1. Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs described below, The Limited agrees to provide to Too, Inc., or procure the provision to Too, Inc. of, and Too, Inc. agrees to purchase from The Limited, the Services. Unless otherwise specifically agreed by The Limited and Too, Inc., the Services to be provided or procured by The Limited hereunder shall be substantially similar in scope, quality, and nature to those customarily provided to, or procured on behalf of, the Too, Inc. Entities prior to the Distribution Date.

          (b) It is understood that (i) Services to be provided to Too, Inc. under this Agreement shall, at Too, Inc.'s request, be provided to Subsidiaries of Too, Inc. and (ii) The Limited may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of Too, Inc., Too, Inc. agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services pursuant to this Agreement;

         SECTION 2.2. Additional Services. In addition to the Services to be provided or procured by The Limited in accordance with Section 2.01, if requested by Too, Inc., and to the extent that The Limited and Too, Inc. may mutually agree, The Limited shall provide additional services (including services not provided by The Limited to the Too, Inc. Entities prior to the Distribution Date) to Too, Inc. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by The Limited and Too, Inc.



                                    ARTICLE 3

                          SERVICE COSTS; OTHER CHARGES

         SECTION 3.1. Service Costs Generally. The Schedules hereto indicate, with respect to the Services listed therein, whether the costs to be charged to Too, Inc. for such Service are to be determined by (i) the customary billing method described in Section 3.02 ("CUSTOMARY BILLING"), (ii) the pass-through billing method described in Section 3.03 ("PASS-THROUGH Billing"), or (iii) the cost-per-square-foot billing method described in Section 3.05 ("COST-PER-SQUARE FOOT BILLING"). The Customary Billing, Pass-Through Billing and Cost-per-Square Foot Billing methods applicable to Services provided to Too, Inc. are collectively


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referred to herein as the "SERVICE COSTS". Too, Inc. agrees to pay to The
Limited in the manner set forth in Section 3.06 the Service Costs applicable to each of the Services provided or procured by The Limited.

         SECTION 3.2. Customary Billing. The costs of Services as to which the Customary Billing method applies shall be equal to (i) the costs charged to Too, Inc. by The Limited for such Services immediately prior to the Distribution Date (it being understood that from and after the Distribution Date such costs may be increased by The Limited in a manner consistent with the manner in which such costs were increased from time to time prior to the Distribution Date) plus (ii) 5 percent. Notwithstanding the foregoing, any third-party expenses as well as out-of-pocket expenses incurred by The Limited in connection with the provision of any Services as to which the Customary Billing method applies shall be passed through to Too, Inc. without the 5 percent mark-up.

         SECTION 3.3. Pass-Through Billing. The costs of Services as to which the Pass-Through Billing method applies shall be equal to the aggregate amount of third-party, out-of-pocket costs and expenses incurred by any Limited Entity on behalf of any Too, Inc. Entity (which costs shall include but not be limited to the costs incurred in connection with obtaining the consent of any party to a contract or agreement to which any Limited Entity is a party where such consent is related to and reasonably required for the provision of any Service). If a Limited Entity incurs any such costs or expenses on behalf of any Too, Inc. Entity as well as businesses operated by The Limited, The Limited shall allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as The Limited shall determine in the exercise of The Limited's reasonable judgment. The Limited shall apply usual and accepted accounting conventions in making such allocations, and The Limited or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. The Limited shall make copies of such books and records available to Too, Inc. upon request and with reasonable notice.

         SECTION 3.4. Certain Benefits Matters. (a) Prior to the Distribution Date, certain associates of Too, Inc. participated in certain benefit plans sponsored by The Limited ("THE LIMITED PLANS").

          (b) The costs payable by Too, Inc. for Services relating to employee plans and benefit arrangements ("BENEFITS SERVICES") shall be determined and, to the extent specified in Schedule I, billed as set forth on Schedule I. It is the express intent of the parties that Service Costs relating to the administration of Too, Inc. employee plans and the performance of related Services shall not exceed reasonable compensation for such Services as defined in 29 CFR
Section 2550.408c-2.


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          (c) The Limited and Too, Inc. agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with The Limited Plans.

         SECTION 3.5. Cost-per-Square-Foot Billing. The costs of Services as to which the Cost-per-Square-Foot Billing method applies shall be equal to (a) with respect to stores the construction of which has commenced prior to or on December 31, 1999, the total number of square feet under development for the benefit of Too, Inc. times $5.51 per square foot; and (b) with respect to stores the construction of which has not commenced but all design work has been completed, the total number of square feet under development for the benefit of Too, Inc. times $2.76 per square foot.

         SECTION 3.6. Invoicing and Settlement of Costs. (a) The Limited shall invoice or notify the Chief Executive Officer or Chief Financial Officer of Too, Inc. on a monthly basis (not later than the tenth day of each month), in a manner substantially consistent with the billing practices used in connection with services provided to the Too, Inc. Entities prior to the Distribution Date (except as otherwise agreed), of the Service Costs. In connection with the invoicing described in this Section 3.06(a), The Limited shall provide to Too, Inc. the same billing data and level of detail as it customarily provided to the Too, Inc. Entities prior to the Distribution Date and such other data as may be reasonably requested by Too, Inc.

          (b) Too, Inc. agrees to pay on or before 30 days after the date on which The Limited invoices or notifies Too, Inc. of the Service Costs (or the next Business Day, if such day is not a Business Day) (each, a "PAYMENT DATE") by wire transfer of immediately available funds payable to the order of The Limited all amounts invoiced by The Limited pursuant to Section 3.06(a) during the preceding calendar month. If Too, Inc. fails to pay any monthly payment within 30 days of the relevant Payment Date, Too, Inc. shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or best, rate (as quoted from time to time in the Wall Street Journal) compounded monthly from the relevant Payment Date through the date of payment.



                                    ARTICLE 4

                                  THE SERVICES

         SECTION 4.1. General Standard of Service. Except as otherwise agreed with Too, Inc. or described in this Agreement, and provided that The Limited is


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not restricted by contract with third parties or by applicable law, The Limited agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder shall be substantially the same as that of the Services which The Limited provides from time to time throughout its businesses. The Limited shall use its reasonable efforts to ensure that the nature and quality of Services provided to Too, Inc. associates either by The Limited directly or through administrators under contract shall be undifferentiated as compared with the same services provided to or on behalf of The Limited associates under The Limited Plans. Subject to The Limited's express obligations under this Agreement, the management of and control over the provision of the Services shall reside solely with The Limited. Without limiting the generality of the foregoing, all labor matters relating to associates of The Limited and its Subsidiaries (including, without limitation, associates involved in the provision of Services to Too, Inc.) shall be within the exclusive control of The Limited, and no Too, Inc. Entity shall take any action affecting such matters.

         SECTION 4.2. Delegation. Subject to Section 4.01 above, Too, Inc. hereby delegates to The Limited final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee welfare benefit plans in which Too, Inc. has elected to participate and which are administered by The Limited under this Agreement (collectively, "EMPLOYEE WELFARE PLANS"). The Limited may further delegate such authority to plan administrators to:

                  (i) provide administrative and other services;

                 (ii) reach factually supported conclusions consistent with the terms of the Employee Welfare Plans;

                (iii) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans, pursuant to the requirements of ERISA, if within 60 days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. The plan administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

                 (iv) notify the claimant in writing of its decision on review.

         SECTION 4.3. Limitation of Liability (a) Too, Inc. agrees that none of the Limited Entities and their respective directors, officers, agents, and employees (each, a "LIMITED INDEMNIFIED PERSON") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Too, Inc. Entity or any other Person for or in connection with the Services rendered or to be rendered by any


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Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

          (b) Notwithstanding the provisions of Section 4.03(a), none of the Limited Entities shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform The Limited's obligations under this Agreement. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith; (ii) to any claims by any person relating to Too, Inc.'s failure to render its information technology systems fully Year 2000 Ready (as defined in Section 4.06 of this Agreement); (iii) to claims for lost profits;
(iv) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (v) regardless of whether such damages are foreseeable or whether The Limited has been advised of the possibility of such damages.

          (c) None of the Limited Entities shall have any liability to any Too, Inc. Entity or any other Person for failure to perform The Limited's obligations under this Agreement or otherwise, where (i) such failure to perform is not caused by the gross negligence or wilful misconduct of the Limited Entity providing such Services and (ii) such failure to perform similarly affects the Limited Entities receiving such Services and does not have a disproportionately adverse effect on the Too, Inc. Entities, taken as a whole.

          (d) In addition to the foregoing, Too, Inc. agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of the other Too, Inc. Entities, whether direct or indirect, due to, resulting from or arising in connection with any failure by The Limited to comply fully with its obligations under this Agreement.

          (e) Notwithstanding the foregoing provisions of this Section 4.03, in the event of a substantial and continuing failure on the part of The Limited to provide or procure any material Services, where such failure is reasonably expected to have a material adverse effect on Too, Inc. and its Subsidiaries, considered as a whole, Too, Inc. shall be entitled to seek specific performance to cause The Limited to provide or procure such Services.

         SECTION 4.4. Indemnification of The Limited by Too, Inc. Too, Inc. agrees to indemnify and hold harmless each Limited Indemnified Person from and


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against any damages, and to reimburse each Limited Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Limited Indemnified Person is a party (collectively, "ACTIONS"), arising out of or in connection with Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that Too, Inc. shall not be responsible for any damages of any Limited Indemnified Person that have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above (it being understood and agreed that the provision by any Limited Entity of any of the Services contemplated by Schedule II hereof without obtaining the consent of any party to any contract or agreement to which any Limited Entity is a party as of the date hereof shall not constitute gross negligence or wilful misconduct by any Limited Entity; provided that the relevant Limited Entity has used commercially reasonable efforts to obtain the relevant consent).

         SECTION 4.5. Indemnification of Too, Inc. by the Limited. Except as set forth in Section 4.06, The Limited agrees to indemnify and hold harmless the Too, Inc. Entities and their respective directors, officers, agents, and employees (each, a "TOO, INC. INDEMNIFIED PERSON") from and against any damages, and shall reimburse each Too, Inc. Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of the gross negligence or willful misconduct of any Limited Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

         SECTION 4.6. Year 2000 Exculpation and Indemnification. The Too, Inc. Entities release and agree to defend, indemnify and hold harmless the Limited Entities from and against any claim, demand, action, fine, loss or damage caused by or arising (i) from the Limited Entities' providing any products or services to Too, Inc. to assist Too, Inc. in making its information technology systems Year 2000 Ready and (ii) in any respect in connection with the failure of any information technology system employed by a Too, Inc. Entity to be fully Year 2000 Ready. "YEAR 2000 READY" means that the information technology systems are able accurately to process (including without limitation calculate, compare and sequence) date and time data from, into and between the years 1999 and 2000 and any other years in the 20th and 21st centuries.

         SECTION 4.7. Further Indemnification. To the extent that any other Person has agreed to indemnify any Limited Indemnified Person or to hold a Limited Indemnified Person harmless and such Person provides services to The


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Limited or any affiliate of The Limited relating directly or indirectly to any employee plan or benefit arrangement for which Benefit Services are provided under this Agreement, The Limited shall exercise reasonable efforts (a) to make such agreement applicable to any Too, Inc. Indemnified Person so that each Too, Inc. Indemnified Person is held harmless or indemnified to the same extent as any Limited Indemnified Person or (b) otherwise make available to each Too, Inc. Indemnified Person the benefits of such agreement.

         SECTION 4.8. Notice of Certain Matters. If Too, Inc. at any time believes that The Limited is not in full compliance with its obligations under
Section 4.01 of this Agreement, Too, Inc. shall so notify The Limited in writing promptly (but not later than 30 days) after becoming aware of such possible non-compliance by The Limited. Such notice (a "NON-COMPLIANCE NOTICE") shall set forth in reasonable detail the basis for Too, Inc.'s belief as well as Too, Inc.'s view as to the steps to be taken by The Limited to address the possible non-compliance. For the 30 days after receipt of such a notice, appropriate representatives of The Limited and Too, Inc. shall work in good faith to develop a plan to resolve the matters referred to in the Non-Compliance Notice. In the event such matters are not resolved through such discussions, Too, Inc. may elect to terminate The Limited's obligation to provide or procure, and its obligation to purchase, the Service or Services referred to in its Non-Compliance Notice in accordance with Section 5.02. In the event such matters are resolved through such discussions and Too, Inc. does not elect to terminate such Service or Services within 60 days of the end of the 30-day period referred to in the third sentence of this Section 4.08, Too, Inc. shall not be entitled to deliver another Non-Compliance Notice or pursue other remedies with respect to same or any substantially similar matter so long as The Limited complies in all material respects with the terms of such resolution. In no event shall any termination of this Agreement pursuant to this Section 4.08 limit or affect Too, Inc.'s right to seek remedies in accordance with Section 7.11 in respect of any breach by The Limited of any of its obligations under this Agreement prior to such termination.



                                    ARTICLE 5

                              TERM AND TERMINATION

         SECTION 5.1. Term. Except as otherwise provided in this Article 5, in
Section 7.06 or as otherwise agreed in writing by the parties, (a) this Agreement shall have a term of one year from the Distribution Date and (b) The Limited's obligation to provide or procure, and Too, Inc.'s obligation to purchase, a Service shall cease as of the applicable date set forth in the applicable Schedules or such earlier date determined in accordance with Section 5.02.


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

         SECTION 5.2. Termination. (a) Except as otherwise provided in any Schedule hereto, Too, Inc. may (i) from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least 30 days' prior notice to The Limited or (ii) terminate this Agreement at any time upon 30 days' written notice.

          (b) The Limited may terminate any Service at any time if Too, Inc. shall have failed to perform any of its material obligations under this Agreement relating to any such Service, The Limited has notified Too, Inc. in writing of such failure and such failure shall have continued for a period of 30 days after receipt of Too, Inc. of written notice of such failure.

          (c) Too, Inc. may terminate any Service at any time if The Limited shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Too, Inc. has notified The Limited in writing of such failure, and such failure shall have continued for a period of 30 days after receipt by The Limited of written notice of such failure.

         SECTION 5.3. Effect of Termination. (a) Other than as required by law, upon termination of any Service pursuant to Section 5.02, or upon termination of this Agreement in accordance with its terms, The Limited shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Too, Inc. shall have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i) Too, Inc. shall remain liable to The Limited for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) The Limited shall continue to charge Too, Inc. for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and Too, Inc. shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles 4, 5, 6 and 7 shall survive any such termination indefinitely. All program and administrative costs attributable to associates of any of the Too, Inc. Entities for The Limited Plans that relate to any period after the effective date of any such termination shall be for the account of Too, Inc.

          (b) Following termination of this Agreement with respect to any Service, The Limited and Too, Inc. agree to cooperate in providing for an orderly transition of such Service to Too, Inc. or to a successor service provider. Without limiting the foregoing, The Limited agrees to (i) provide, within 30 days of the termination, copies in a usable format designated by The Limited, of all records relating directly or indirectly to benefit determinations of Too, Inc. associates, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or


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any data or records required to be maintained by law and (ii) work with Too,
Inc. in developing a transition schedule.



                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         SECTION 6.1. Confidential Information. (a) Too, Inc. and The Limited hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party or any of such other party's Subsidiaries. Without limiting the generality of the foregoing, Confidential Information relating to a party or any of its Subsidiaries shall be disclosed only to those associates of the other party who need to know such information in connection with their ordinary course employment activities and in no event shall any such Confidential Information be disclosed to any other Person. "CONFIDENTIAL INFORMATION" shall mean all information, materials and processes relating to a party or any Subsidiary of such party obtained by the other party or any Subsidiary of such other party at any time (whether prior to or after the date hereof and whether in connection with this Agreement or otherwise) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to associates, vendors, customers, products, fashion, design, stores, financial performance and projections, processes, strategies, systems and real estate, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this
Section 6.01, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential and (iii) information acquired or developed independently by a party without violating this Section
6.01 or any other confidentiality agreement with the other party. Notwithstanding any provision of this Section 6.01 to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a securities exchange; provided that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 6.01 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 6.01.

          (b) Notwithstanding the provisions of Section 6.01(a), upon a Change of Control, Too, Inc. shall (i) promptly (but in no event later than 30 days after the occurrence of such Change of Control) return to The Limited or destroy all Confidential Information in its possession (or that of any of its Subsidiaries) relating to The Limited or any of its Subsidiaries, (ii) no longer be permitted to use such Confidential Information in its business or operations (or the business or operations of any of its Subsidiaries) and (iii) promptly (but in no event later than 30 days after the occurrence of such Change of Control) deliver a written certificate to The Limited executed by Too, Inc.'s Chief Executive Officer expressly acknowledging the obligations set forth in clauses (i) and (ii) of this sentence and certifying that Too, Inc. has and shall continue to adhere to such requirements.

         SECTION 6.2. Financial Support Arrangements. (a) Too, Inc. agrees to cooperate reasonably with any efforts undertaken by The Limited or any of its Subsidiaries intended to release The Limited and its Subsidiaries from their obligations under any guarantees (including, without limitation, guarantees of lease obligations), letters of credit, surety bonds and other financial support arrangements (collectively, the "FINANCIAL SUPPORT ARRANGEMENTS") (other than Guaranteed Leases, as defined in the Store Leases Agreement) maintained as of the date hereof by The Limited or any of its Subsidiaries in connection with the business or operations of Too, Inc. or any of its Subsidiaries.

          (b) If, after the date hereof, (i) any amounts are drawn on or paid under any Financial Support Arrangement by The Limited or any of its Subsidiaries or (ii) The Limited or any of its Subsidiaries pays any fees, costs or expenses relating to any Financial Support Arrangement, then, except as otherwise specifically provided in the Stores Leases Agreement or the Building Lease Agreement, Too, Inc. shall reimburse The Limited for such amounts promptly after receipt from The Limited of notice thereof accompanied by written evidence of the underlying payment obligation.

          (c) Too, Inc. shall not, and shall not permit any of its Subsidiaries to, take any action (including, without limitation, entering into any agreement that could result in a Change of Control) that could materially and adversely affect the ability of Too, Inc. to satisfy its obligations under any material contract, agreement or arrangement in respect of which a Financial Support Arrangement is in place unless, prior to the taking of such action, appropriate provision is made such that, in the reasonable judgment of The Limited, The Limited's exposure under any Financial Support Arrangement is not materially increased as a result of the taking of any such action.

         SECTION 6.3. Insurance Matters. (a) From and after the date of this Agreement, The Limited shall not, and shall cause each of its Subsidiaries not to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date of this Agreement that covers all or any part of the assets, liabilities, business or employees of any Too, Inc. Entity with respect to events occurring prior to the Distribution Date ("APPLICABLE INSURANCE"), it being understood that in no event shall any Limited Entity be obligated to pay premiums with respect to periods after the Distribution Date in respect of Applicable Insurance.

          (b) The Limited agrees that, from and after the Distribution Date, all Applicable Insurance directly or indirectly applicable to any assets, liabilities, business or employees of any Too, Inc. entity shall be for the benefit of the Too, Inc. Entity, it being understood that such Applicable Insurance shall also be for the benefit of the Limited Entities to the extent directly or indirectly applicable to any assets, liabilities, business or employees of the Limited Entities. Without limiting the generality of the foregoing, from and for one year after the Distribution Date and upon Too, Inc.'s reasonable request, The Limited shall use its reasonable efforts to modify, amend or assign all Applicable Insurance policies and arrangements so that Too, Inc. is the direct beneficiary of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided that, if the modifications, amendments or assignments contemplated by this Section 6.03(b) are not permissible, The Limited shall, and shall cause each of its Subsidiaries to, use its reasonable efforts to enter into such other arrangements as Too, Inc. may reasonably request to ensure that Too, Inc. and the Subsidiaries of Too, Inc. are entitled to the benefit (to the fullest extent set forth in the relevant policies and arrangements) of any Applicable Insurance.



                                    ARTICLE 7

                                  MISCELLANEOUS

         SECTION 7.1. Prior Agreements. In the event there is any conflict between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among any Limited Entity and any Too, Inc. Entity (the "PRIOR AGREEMENTS"), on the other hand, the provisions of this Agreement shall govern and such provisions in the Prior Agreements are deemed to be amended so as to conform with this Agreement.

         SECTION 7.2. Other Agreements. In the event there is any inconsistency between the provisions of this Agreement, on the one hand, and the provisions of the Distribution Agreement, the Store Leases Agreement or the Building Lease Agreement, on the other hand, the provisions of the Distribution Agreement, the

Store Leases Agreement or the Building Lease Agreement, as the case may be, shall govern.

         SECTION 7.3. Future Litigation and Other Proceedings. In the event that Too, Inc. (or any of its Subsidiaries or any of its or their officers or directors) or The Limited (or any of its Subsidiaries or any of its or their officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its Subsidiaries and its and their officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that Too, Inc. (or any of its Subsidiaries or any of its or their officers or directors) and The Limited (or any of its Subsidiaries or any of its or their officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

         SECTION 7.4. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

         SECTION 7.5. Subcontractors. The Limited may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that, subject to Section 4.03, The Limited shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Too, Inc.

         SECTION 7.6. Force Majeure. (a For purposes of this Section, "FORCE MAJEURE" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

          (b Without limiting the generality of Section 4.03(a), neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

          (c Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly; provided that if force majeure results in the performance of a party being delayed by more than 60 days, the other party shall have the right to terminate this Agreement with respect to any Service affected by such delay forthwith by written notice.

         SECTION 7.7. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 7.8. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

         SECTION 7.9. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

          (a    If to Too, Inc., to:

                  Too, Inc.
                  3885 Morse Road
                  Columbus, OH 43219
                  Attention:   Kent A. Kleeberger
                  Fax: 614-479-3720

          (b    If to The Limited, to:

                  The Limited, Inc.
                  Three Limited Parkway
                  Columbus, OH 43230
                  Attention:   Samuel P. Fried
                  Fax: 614-415-7199

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY 10017
                  Attention: Dennis S. Hersch
                  Fax: 212-450-4800

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

         SECTION 7.10. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of New York, except that the laws thereof relating to discovery shall not apply in the event of a proceeding pursuant to Section 7.11 hereof.

         SECTION 7.11. Dispute Resolution. Subject to Sections 4.03(e) and 6.01, the parties hereto agree that any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted to arbitration. The parties shall negotiate in good faith and use all reasonable efforts to agree upon a resolution of any dispute after receipt of written notice of such dispute from a party. If the parties cannot agree on an amicable settlement within 30 days from written submission of the matter by the party to the other party, the matter shall be submitted to arbitration. Each party shall select one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed shall be conclusive and binding upon the parties to this Agreement. Any such arbitration shall be held in Columbus, Ohio under the rules to be mutually agreed upon by the arbitrators selected by the parties or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association. Each party to any such arbitration shall pay its own expenses; provided that the fees, costs and expenses of the third arbitrator shall be borne equally by the parties.

         SECTION 7.12. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 7.13. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

         SECTION 7.14. Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

         SECTION 7.15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

                                         TOO, INC,



                                         By: /s/  Kent A. Kleeberger
                                             -----------------------------------
                                                                        Name:
                                                                        Title:

                                         THE LIMITED, INC.



                                         By: /s/  V. Ann Hailey
                                             -----------------------------------
                                                                        Name:
                                                                        Title: